Exhibit 4.22

Bank Mizrahi Tefahot Ltd

Secured Bond

Signed on the 14th of the month of July in year 2008

By: Audiocodes Ltd (hereinafter: “the company”)

Address: 1 Hayarden, Airport City

In favour of Bank Mizrahi Tefahot Ltd (hereinafter: “the bank”) pursuant to the Memorandum and Articles of Association of the company and the rest of the provisions providing the company with the referred power and pursuant to the resolution of the company’s Board of Directors dated July 3rd 2008.

Whereas	the company has received and shall receive from time to time from the bank, credit, documentary credit, various loans, overdraft facility for a checking account, for a current loan account or other account, writs of indemnification, any undertakings and guarantees whatsoever for the company or for others at the request of the company. Discount of notes, provision of various extensions and banking easements and various other banking services (hereinafter - jointly and severally - “the banking services”) on the terms that have been agreed and/or shall be agreed from time to time as regards any banking service.

And whereas	it has been agreed between the company and the bank that the company shall guarantee all its debts and undertakings to the bank in any shape and form whatsoever, whether in Israeli currency or any foreign currency whatsoever and of any type whatsoever as detailed hereinafter - by this bond and this in addition to all the securities that have been given and/or shall be given to the bank.

Therefore this bond testifies to the following:

1.	..
a)	This bond has been issued to guarantee full and accurate payment of all the sums, whether in Israeli shekels or in any foreign currency whatsoever, due or that shall be due to the bank from the company by any means, form, method and reason whatsoever, whether the sums are due from the company in relation to the banking services or not, whether they are due from the company alone or together with others, whether the company has already obligated to them or shall obligate to them in the future, as an obligant and/or as a guarantor and/or for any other reason (including the company’s liability pursuant to notes that have been transferred or shall be transferred to the bank whether by the company or by third parties for discount or security and/or pursuant to any other liability of the company vis-à-vis the bank) which are due and/or shall be due in the future, which are consigned for defrayal prior to realization of the securities hereby provided or later, which are due absolutely or conditionally, due directly or indirectly, due pursuant to the original undertaking of the company or consolidated pursuant to a court ruling or other -

* Without limit to the sum

2

______________ Signature

plus interest, commission fees, various expenses including realization expenses, attorneys fees, insurance fees, stamp duty and other payments pursuant to this bond combined with linkage differences of any type due and that shall be due from the company to the bank by any method or means for linked capital and interest (all the aforementioned sums shall be called hereinafter: “the secured sums”).

b)	Secured sums due or that shall be due to the bank from the company in any foreign currency whatsoever shall be considered to be secured by this bond, solely and only in the event that for the transaction according to which they are due or shall be due, an appropriate permit has been given in advance, or retrospectively, from the authorized authorities in Israel, inasmuch as such permit is required by law.

2.	The company hereby undertakes to pay the bank any sum of the secured sums:

a)	On the agreed date of defrayal, if it has been agreed between the bank and the company that that same sum shall be consigned for defrayal on a certain date.

b)	Seven days after the date of sending the first request by the bank in writing to the company, if the date of defrayal has not been agreed as abovementioned in Paragraph (a).

3

3.	..
a)	The bank is permitted not to receive early payment of the secured sums or any part of them before the date of defrayal has arrived.

The company or anyone whose right could be harmed by provision of this bond or its realization, shall not have the rights pursuant to Article 13(b) of the Pledge Law 5727-1967 or any other law.

b)	In any event in which the bank shall accede to the company’s request for early defrayal of any payment whatsoever on account of the secured sums, it shall be permitted to charge the company for the sums that shall express the damage that shall be caused to the bank due to the early defrayal.

4.	..
a)	The bank shall be permitted to calculate the interest on the secured sums at a rate that has been agreed or shall be agreed from time to time between it and the company. In cases in which the rate of interest has not been agreed the bank is permitted to determine the rate of the interest and advise the company of this. The company shall be charged for the aforementioned interest rates and the bank is permitted to add them to the capital at the end of each quarter year or at the end of any other period, as the bank shall determine.

4

b)	In any event of delay in payment of the secured sums in entirety or in part, the secured sums shall bear interest in arrears at a rate that has been agreed in the agreement for provision of banking services. If there is no determination in regard to interest in arrears in these agreements, the secured sums shall bear interest at the maximum rate that shall be customary in the bank as regards to overdrafts and arrears for a current loan account and no less than 2% above the fixed rate of interest in the agreement for provision of banking services.

c)	In any case that awards the bank the right to realize the securities pursuant to this bond, the bank shall be permitted to raise the interest rate on the secured sums up to the maximum rate that shall be customary in the bank at that time for overdrafts and arrears for a current loan account.

5.	To secure the full and accurate defrayal of all the secured sums, the company hereby pledges in favour of the bank and its substitutes -

a)	By a first degree floating lien on the entire factory, equipment, assets, monies, property and rights including their proceeds, of any type whatsoever without exemption that the company has at present or that it shall have in the future at any time whatsoever in any shape or form including insurance rights for them, the rights pursuant to the Property Tax and Compensation Fund Law 5721-1961 and all rights to compensation or indemnification that the company shall have vis-à-vis any third party due to loss, damage or expropriation of its property or any part of it (hereinafter: “the attached assets”).

b)	By a fixed first degree lien and a pledge its goodwill, as it shall be at present and as it shall be at any time (hereinafter: “the attached goodwill”).

5

c)	Deleted.

d)	By a fixed first degree lien all the rights, including intellectual property rights of the company as detailed in Appendix A, including those detailed in the list noted in Section 7(n) (hereinafter: “the attached intellectual property rights”).

e)	By a fixed lien and by a pledge the bills of lading - by sea or air - certificates of ownership of goods, storage certifications, delivery certifications, order of goods, documentary letters of credit, postal receipts or any other documents customary in international commerce which testify to ownership of goods or merchandise (hereinafter: “the documents”) which shall be transferred, if it shall be transferred, from time to time to the bank, for collection, for custody, for security or other, including all the insurance rights in any shape or form vis-à-vis the Israeli Foreign Trade risks Insurance Corporation Ltd. or any other insurance company, as well as any right for compensation or indemnification that the company shall have vis-à-vis third parties due to failure, damage, loss or expropriation of the goods or the merchandise - upon their transfer to the bank as aforementioned they shall be considered to be attached and pledged to the bank within the pledge and the first degree fixed lien pursuant to the terms of this bond and its provisions.

6

f)	By a fixed lien and by a pledge of all those same securities, documents, notes of others which the company transferred or shall transfer from time to time to the bank whether for collection, custody, security or other (hereinafter: “the attached documents”) and on their transfer they shall be considered as pledged and attached to the bank as a pledge and first degree fixed lien pursuant to the terms of this bond, and its provisions, with the appropriate changes, shall be imposed on their attachment and their pledge.

The bank shall be exempt from taking any action whatsoever in regard to the attached documents and shall not be responsible for any damage that shall be caused in regard to this, and the company undertakes to indemnify the bank in any event in which the bank shall be prosecuted for such damage by others. The company hereby waives in advance any claims of limitation in regards to the attached documents.

g)	“The attached assets”, “the attached goodwill”, “the attached intellectual property” “the documents” and the “attached documents” and any other lien noted in this section shall be referred to hereinafter as “the attached property”.

6.	The company hereby declares the following:

a)	That the attached property is not attached or pledged to others or confiscated in any way whatsoever, apart from that detailed hereinafter:

Attached in favour of Bank Leumi

7

b)	That the attached property is under its exclusive ownership and possession, or in the possession of the bank.

c)	That there is no restriction or condition pursuant to law or agreement or other, imposed on transfer of the attached property or on its attachment or its pledge.

d)	That it is permitted to pledge or attach the attached property by any method.

e)	That there has been no transfer of rights or other action derogating from the value of the attached property.

f)	That it received all the agreements and/or waivers required (inasmuch as required) from the shareholders or the investors pursuant to the company’s Articles of Association or various investment agreements.

7.	The company hereby undertakes vis-à-vis the bank as follows:

a)	To keep the attached property in its possession.

b)	To use and handle the attached property with exceptional care and to inform the bank about any incident of damage or malfunction that shall occur in them and to repair any damage or defect or malfunction that shall be created in the attached property due to use and/or for any other reason and to be responsible vis-à-vis the bank for any incident of breakdown, damage, defect or malfunction as aforementioned and all apart from reasonable wear and tear.

8

c)	To allow the bank’s representative at any time to visit and examine on site the condition of the attached property at its location.

d)	Not to sell, lease, transfer to another location, to transfer by any means or method to another the attached property or any part of it - apart from for sales, transfers and leasing of the business inventory carried out during the normal course of business in the company - without receiving consent in advance and in writing from the bank.

e)	Not to sell, not to lease, not to transfer to another location, not to transfer to others and to give to others the right of use of the attached assets without receipt of consent for this in advance and in writing from the bank.

f)	To immediately inform the bank of any incident of imposition of a confiscation on the attached property and/or the attached assets and/or any part of them and to immediately inform the confiscator of the lien in favour of the bank and to take on the account of the company immediately and without delay all the means required to remove the confiscation. If the company shall not take the aforementioned steps, the bank shall be permitted (but not obligated) to take all the means to remove the confiscation and the company shall be required to pay the bank immediately all the reasonable expenses entailed in this (including the bank’s attorneys fees).

9

g)	Not to attach in any way whatsoever the attached property or any part of it with equal, prior or later rights than the bank’s rights and not to assign any right whatsoever that the company has to the attached property without receipt of consent for this in writing and in advance from the bank.

h)	To be responsible for the veracity and accuracy of all the signatures, endorsements, and details on notes, documents and securities that were transferred and/or shall be transferred to the bank as a security.

i)	To pay in a timely fashion all the taxes, municipal taxes, levies and other mandatory payments imposed on the attached property pursuant to any law and to present to the bank at its first request a copy of all the receipts for the abovementioned payments, and if the company shall not pay the aforementioned payments as abovementioned in a timely fashion, the bank shall be permitted to pay them on the account of the company and to charge them for the payments together with expenses and interest at the maximum rate. These payments are secured by this bond.

j)	To administer its accounting books and to allow the bank or a representative on its behalf coordinated in advance to examine the books. The company undertakes to assist the bank and its representatives to transfer to them at their first request, balance sheets, documents and any information that they shall require, including explanations in regard to the financial and operating status of the company and/or its businesses.

10

k)	That there shall be no fundamental change in the area of the company’s occupation without the consent of the bank in writing and in advance.

l)	The company is the owner and/or the owner of the rights of use pursuant to license or agreement of all the intellectual properties required for the company for the purpose of its business.

m)	To the best of its knowledge the company is not infringing at present and there is no proceeding as regards infringement of intellectual property against it by any third party.

n)	The company is hereby attaching a complete list of all the intellectual properties and shall present to the bank in writing any update or change that shall occur to the list. Furthermore the company shall update the list of accounts receivables every six months. Following the company’s reports as abovementioned an update shall be performed for the liens at the relevant registrars and the company shall sign on the customary documents in this matter.

8.	For as long as this bond is valid the company undertakes with respect to itself and with respect to its subsidiaries as follows:

a)	Deleted.

11

b)	Not to pay to shareholders in any shape or form whatsoever any loan or monies that the shareholders shall lend the company or any monies that the aforementioned invested and/or shall invest in the company. The abovementioned shall not be imposed on a loan given for conversion to company shares which shall be redeemed by allocation of shares.

c)	Not to give shareholders any loan or credit without the consent of the bank in writing.

d)	To ensure that the shareholders who loaned and/or shall loan owners loans to the bank shall undertake vis-à-vis the bank not to demand and not to claim for the abovementioned monies from the company, and if for any reason nevertheless they shall receive sums from the company - to return the abovementioned sums to the bank to serve for defrayal of the abovementioned sums.

e)	Not to purchase its shares and not to pay any dividend whatsoever without the consent of the bank in advance and in writing.

9.	..
a)	The company hereby undertakes to maintain at any time the attached property insured for its full value against those same risks that the banks shall advise from time to time with insurance companies and to transfer to the bank to the limit of the sum of this bond the rights derived from the insurance certificates, according to wording approved by the bank, to pay all the insurance fees on time and to transfer to the bank all the insurance certificates and the receipt for payment of the insurance fees.

12

b)	Without derogating from the aforementioned and further to it, the company hereby undertakes to give the insurance company through which it is insuring the attached property, an irrevocable instruction to transfer all the monies that shall be due to the company pursuant to the insurance policy for the attached property to the borrower’s account at the bank only. Also the company undertakes to present to the bank an undertaking by the abovementioned insurance company and to inform the bank of the date of expiration of the validity of the insurance policy for as long as it shall be issued by it, at least 30 days prior to the date of expiration.

c)	In each of the events noted hereinafter the bank shall be permitted, at its sole discretion, to insure the attached property on behalf of the bank and to charge the company’s account for the expenses for insurance fees:

(1)	If the attached property shall not be insured to the satisfaction of the bank.

(2)	If the company shall not present to the bank within 10 days from the date of signature on this bond, insurance certificates for the attached property to the sole satisfaction of the bank.

13

(3)	If 30 days before the end of the validity of the insurance for the attached property, the company shall not present to the bank insurance certificates for the attached property on the same conditions and for the same term to the full satisfaction of the bank. In the event that the insurance shall be executed by the bank as abovementioned, the bank shall not be responsible for any defect or fault that shall be discovered as regards to the insurance. Sums that shall be paid as an expense and as the aforementioned insurance fees are secured pursuant to this bond.

d)	All the rights derived from the insurance of the property as aforementioned, including rights pursuant to the Property Tax and Compensation Fund Law 5721-1961 as shall be in force from time to time or pursuant to any other law, whether they were transferred to the bank as aforementioned or not, are hereby attached by a fixed first degree lien and pledge.

e)	As regards the insurance of the company property the company hereby appoints the bank as its sole representative and it awards it the exclusive rights to conduct negotiations in the name of the company and to agree to arrangements, to compromise, waive, receive monies from insurance companies and to credit them for defrayal of the insured sums; the aforementioned power of attorney is irrevocable as third party rights are dependent upon it, the company shall not have any claims as regards the arrangements, waivers, compromises that the bank shall make with the insurance companies.

f)	The company undertakes to sign, at the bank’s first request, on all the requests, documents and certificates required or desired for the purpose of executing all the company’s undertakings incorporated in this section. Furthermore the company undertakes not to cancel or change in any way whatsoever any of the terms of the abovementioned insurance without the consent of the bank in advance and in writing.

14

10.	..
a)	The securities given to the bank pursuant to this bond are continuous notwithstanding the arrangement for accounts or for any of the company’s accounts and shall remain valid until the bank confirms in writing that this bond is cancelled.

b)	If the bank has been given or shall be given securities or guarantees to defray the secured sums, the securities and the guarantees shall be independent of each other.

c)	If the bank shall compromise or shall give an extension or an easement to the company, the bank shall amend the company’s undertakings as regards the secured sums, shall release or shall waive other securities or guarantees - the abovementioned shall not change the essence of the securities created pursuant to this bond, and all the company’s securities and undertakings pursuant to this bond shall remain fully in force.

11.	The bank has the rights of possession, stay and set off for all the sums, the assets and the rights, including securities, coins, gold, bank notes, negotiable documents, insurance policies, bills, cheques, charges, deposits, securities and their consideration, that shall be found in the bank at any time to the company’s credit or for it, including those that were transferred for collection, security, custody or in another fashion. The bank is permitted to retain the aforementioned assets until full defrayal of the secured sums or to sell them and to use their consideration, in entirety or in part, for defrayal of the secured sums.

15

In the event that the set off sums are deposited in foreign currency the company hereby gives the bank authorization and instructions in advance to sell the balance of the rights to credit the foreign currency according to exchange rate that the bank shall achieve for it.

12.	The bank shall be permitted at any time to charge any company account with you for any sum due or that shall be due to it from the company and the company shall accredit any sum that it shall receive from the company or for it to credit that same account that it shall see fit to transfer any sum that it shall provide to the company in any account whatsoever with it and any other account with it as the bank shall see fit.

13.	Taking into account that the sums due and that shall be due to the bank from the company on account of secured sums can be both in Israeli currency and foreign currency, it is hereby agreed and declared that the bank and the receiver - accordingly - shall be permitted to convert the Israeli currency that shall be available to them into the foreign currency required to defray in full or in part the secured sums due to the bank in foreign currency, and shall convert the foreign currency available to them to Israeli currency and this according to the official exchange rates that shall exist in Israel at the time of execution of the aforementioned conversion in practice by each of them.

16

The term “exchange rate” means:

a)	As regards a time when there is a restriction pursuant to Israeli law on the free use of foreign currency in Israel - the highest sum in Israeli currency that an Israeli resident is required to pay for a unit of currency for such a debt with one who is authorized by law to trade in Israel in foreign currency together with a bank commission for such a transaction.

b)	As regards a time when there is no restriction as aforementioned - the highest purchase rate of a unit of currency of such a debt that shall exist in the Bank of Israel as regards bank telegraph withdrawals for a town known at that time as one of the financial centres of the country in which the currency of the debt is legal tender or in New York at the choice of the bank together with bank commission for such a transaction.

14.	Without harming other instructions in the matter of consignment for immediate defrayal agreed with the company, the bank shall be permitted in each of the cases detailed hereinafter to consign for immediate defrayal the secured sums or any part of them without any prior notice to the company and these are the cases:

a)	If the company shall not defray to the bank on time or on the defrayal dates any sum that shall be due from the secured sums.

b)	If a resolution shall be taken for voluntary liquidation either by the company or if a liquidation order shall be issued against it by the court of if the company shall convene a creditors’ meeting for the purpose of coming to an arrangement with them, or if the company’s name shall be stricken or is about to be stricken from any register whatsoever conducted pursuant to any law.

17

c)	If a receiver shall be appointed (temporary or permanent) or a receiver and administrator (temporary or permanent) or a liquidator (temporary or permanent) for the company’s property or any part of it.

d)	If any confiscation whatsoever shall be imposed on the company’s property, in entirety or in part, or on any of the securities that were transferred by the company to the bank, or if an action shall be made by the court execution office against it.

e)	If the company shall cease paying its debts or managing its businesses.

f)	If work shall be terminated, or any part of it, for two months or more.

g)	If a significant part of the company’s property shall burn or shall be damaged in any other way.

h)	If the bank shall see, at its absolute discretion, that there has been a change of the control of the company - as compared to the status quo on the date of signature on this bond - by voluntary transfer of shares or by another means (apart from transfers in good faith to the transferee who also was a company shareholder on the date of this bond, apart from transfer of shares by way of inheritance), or by a resolution of members constituting the company, without approval in writing and in advance from the bank.

18

i)	If an order for receipt of assets or a bankruptcy order shall be given against one of the company’s guarantors (in the event that the secured sums are secured inter alia pursuant to letters of guarantee) or in the event of the death of a guarantor or in the event of appointment of a guardian for the body and the property of a guarantor, and the company shall not present to the bank within seven days from the date of the occurrence of one or more of the aforementioned events a letter of guarantee and undertaking signed by an individual or an entity which the bank shall agree to in advance and in the wording to be determined by the bank, according to which that same individual or entity shall guarantee vis-à-vis the bank for the full and accurate payment of all the above-mentioned sums. The provisions of this sub-section shall be imposed with the appropriate changes accordingly, also on that same individual or entity as if that same individual or entity were the original guarantor and on anyone who shall come in their stead.

j)	If the number of company shareholders and/or the number of members constituting the company shall be reduced to less than the minimum required.

k)	If the bank shall see, at its sole discretion, that a fundamental incident has occurred which could harm the company’s financial ability.

l)	If at the absolute discretion of the bank and pursuant to its sole estimation there has been a detrimental change to the value of the securities given to secure defrayal of the secured sums.

19

m)	If the company shall be required to defray early defrayal of debts that the company owes to other creditors.

n)	If the company shall breach or shall not comply with any of its undertakings incorporated in this bond and/or pursuant to any agreement and/or any writting and/or engagement that was made in the past and/or that shall be made in the future between the company and the bank.

o)	If it shall transpire that any declarations by the company in this bond and/or in any writ of association which were made in the past and/or shall be made in the future between the company and the bank - is incorrect and/or is inaccurate.

p)	If the company changed its Articles of Association or part of it and did not inform the bank of this within 48 hours.

q)	If the company made a resolution regarding a merger with another company, whether as a receiving company or as a target company, as defined in the Companies Law 5759-1999, or a request for merger has been submitted or a request for an arrangement and reorganization the result of which shall be a merger of the companies.

20

r)	If a license, certification, approval or registration of any of the intellectual rights of the company shall be revoked, cancelled, stayed or shall be harmed in any fundamental way, and the result shall have a fundamental effect on the company.

15.	..
a)	In each of the events detailed in the previous section, the bank shall be permitted to use any means that it shall see fit in order to collect all the secured sums, to realize the securities in any way that the law permits and to realize all its rights pursuant to this bond, including realization of the attached property, in entirety or in part, and to use their proceeds to defray the secured sums and this without the bank being required to realize other guarantees or securities if there shall be such with the bank.

b)	The bank is permitted to realize the securities given to it pursuant to this bond or another, to appoint a receiver or a receiver and administrator on behalf of the bank (and the company agrees in advance to any individual or legal entity that the bank shall appoint or shall recommend to appoint as a receiver or administrator as abovementioned) and whereby amongst his other authorities it shall be permitted:

(1)	To take into his possession the attached property, in entirety or in part.

(2)	To manage the company’s business or to participate in their management as it shall see fit.

21

(3)	To sell or to lease and/or to agree to sell or to lease the attached property in entirety or in part or to transfer it by any other method pursuant to the conditions that it shall see fit.

(4)	To make any other arrangement as regards the attached property in entirety or in part.

16.	All the revenues that shall be received by the receiver and the administrator from the attached property as well any consideration that shall be received by the bank and/or by the receiver and the administrator from the sale of the attached property or part of it, shall be credited:

a)	Firstly for defrayal of all the expenses that shall be caused as regards collection of the secured sums including the expenses of the receiver or the receiver and administrator and his salary at a rate that shall be determined by the bank.

b)	Secondly for defrayal of additional sums that shall be due to the bank due to the terms of linkage, interest, damage fees, commissions and expenses due and that shall be due to the bank pursuant to this bond.

c)	Thirdly for defrayal of the capital of the secured sums or any other accrediting arrangement that shall be determined by the bank.

17.	In the event that during the realization of the attached property the date of defrayal of the secured sums has still not arrived or that the secured sums shall be due to the bank conditionally, the bank shall be permitted to collect from the realization proceeds a sufficient sum to cover the secured sums and the sum that shall be collected shall be attached to the bank for their security and shall remain in the bank until their defrayal.

22

18.	Without derogating from the other provisions of this bond, any waiver, extension, discount, silence, abstention from action (hereinafter: “waiver”) on the part of the bank as regards partial non-compliance or incorrect compliance of any undertaking whatsoever of the undertakings pursuant to this bond, shall not be considered as a waiver on the part of the bank to any right whatsoever but rather as a limited agreement for the special circumstance in which it was given.

Any waiver that the bank shall grant to any party to a note that the bank shall hold pursuant to this bond, shall not influence in any shape or form the company’s undertakings.

19.	..
a)	If and in the event that the company shall be a guarantor (hereinafter: “the guarantor company”) the company hereby agrees that the bank shall be permitted:

(1)	To take any actions pursuant to law for the purpose of realizing the securities and/or for the purpose of collecting the aforementioned sums without the bank being required firstly to approach the guaranteed obligants with a request to defray the aforementioned sums due from them to the bank.

(2)	To stop, change, increase, decrease or renew any credit or other banking service that has been given and/or shall be given to the obligants.

23

(3)	To give a time extension and/or similar discount in regard to defrayal of the aforementioned sums.

(4)	To exchange, renew, release, repair, abstain from compliance or to realize other securities or guarantees that the bank holds or shall hold whether it has received them or shall receive them from the obligants - the guarantors or from others.

(5)	To compromise with the guaranteed obligants or with others.

The guarantor company hereby agrees that any action taken whatsoever of the aforementioned actions by the bank shall not award them any right to change or cancel their undertakings vis-à-vis the bank.

b)	Deleted.

20.	The company confirms that the bank's books and accounts are acceptable to it, shall be considered to be correct and shall serve as evidence prima facie against it for all their particulars and inter alia in all matters relating to calculation of the secured sums, for the details of the notes and the guarantees and the other securities, and in any other matter relating to this bond.

24

The term “the bank’s books” means - any account sheet or a copy of an account sheet and any loan contract or note signed by the company, and the term “its accounts” means - any record or copy of a record whether registered or copied in handwriting or by a type writer and whether it was registered or copied by printing, duplication, photocopy or by means of any technical electrical or electronic device including microfilm.

21.	The bank is permitted at any time, at its discretion, without requiring the company’s consent, to transfer this bond and its rights pursuant to it to another, including the securities, in entirety or in part, and any transferee shall be permitted also to transfer the aforementioned rights without requiring additional consent from the company. The transfer can be made by endorsement in the margins of this bond or by collection or in any other way that the bank shall see fit on condition that this shall not increase and/or change the company’s undertakings.

22.	The bank is permitted to deposit the securities given to it or that shall be given to it pursuant to this bond or any part of them in the hands of a custodian at its discretion on account of the company and to replace the custodian from time to time, and the bank shall be permitted to safeguard the aforementioned securities, in entirety or in part, with any authorized authority pursuant to any law.

23.	..
a)	Nothing in provision of this bond shall derogate from the bank’s right to collect the secured sums other than by realization of this bond.

b)	Nothing in realization of this bond shall derogate from the bank’s right to collect from the company the balance of the secured sums which were not defrayed by realization of this bond.

25

24.	All the expenses and fees relating to this bond, its stamp duty, its registration, realization of the securities (including the bank’s attorneys fees) as well as insurance, safeguarding, possession and repair of the attached property shall be paid by the company to the bank at its first request, if expended by the bank or its representative including the receiver, together with interest at the maximum rate that shall be customary in the bank at that time for overdrafts and arrears in a current loan account, from the date of the request and until their full defrayal. Until their full defrayal all the aforementioned expenses shall be secured by this bond.

25.	In this bond:

a)	“Bank” - means Bank Mizrahi Tefahot Ltd and each of its branches existing on the date of this bond and/or that shall open in any location whatsoever in the future, and those coming by the power of the bank and in its stead.

b)	“Notes” - means promissory notes, bills of exchange, cheques, undertakings, guarantees, securities, bills of lading, deposit notes and any other negotiable documents.

c)	The preface to this bond constitutes an integral part of it thereof.

d)	If this bond is signed by two or more, the signatories shall be responsible, together and specifically, for compliance with all the undertakings pursuant to this bond.

26

26.	Any notice that shall be sent by post by the bank to the company by registered letter or regular to the address noted above which the company shall inform the bank in writing, shall be considered to be a lawful notice that was received by the company within 48 hours of the time that the letter including the notice was sent.

27.	The jurisdiction for the purpose of this bond is hereby determined as the authorized court in Tel Aviv, however the bank is permitted to use any legal means and also any other authorized court.

28.	Special terms: [crossed out]

And in witness the company hereby puts its hand

Stamp: Audiocodes Ltd

(signature)             (signature)

The Company

27

Appendix A

The lien shall be imposed also on all the rights, including the intellectual property rights, of the company that exist at present and shall exist in the future whether they are registered in the name of the company or not, including if a request for their registration has been submitted and:

(a)	All the knowhow, inventions, patents, trademarks, designs, models, trade names, copyrights and technological processes and applications.

(b)	Domain names on the internet, licenses, franchise agreements, rights of use agreements, technical drawings, computer programs, trade secrets and customer data base.

And all this whether the company’s rights have been registered in its name or not and whether the aforementioned rights exist at present or shall exist in the future.

As regards the aforementioned intellectual property rights or any part of them the company undertakes to ensure that it itself and any subsidiary:

(a)	Shall execute all the appropriate registrations and shall pay all the expenses and fees required in order to safeguard and protect all the intellectual property rights of the company and/or its subsidiaries and/or their registration.

28

(b)	Shall take all the steps required, including legal proceedings, to prevent any third party from harming those same intellectual rights.

(c)	They shall not sell, transfer, lease or give a license for use apart from licensing arrangements with a third party that is not an affiliated party which were made during the normal course of business and for the customary remuneration.

29